EZCORP Reports Fourth Quarter and Full Year 2022 Results
Record Year End Pawn Loans Outstanding Driving Revenue and Earnings Growth
Austin, Texas (November 16, 2022) — EZCORP, Inc. (NASDAQ: EZPW), a leading provider of pawn transactions in the United States and Latin America, today announced results for its fourth quarter and full year ended September 30, 2022.
Unless otherwise noted, all amounts in this release are in conformity with U.S. generally accepted accounting principles ("GAAP") and comparisons shown are to the same period in the prior year.
FOURTH QUARTER AND FULL YEAR HIGHLIGHTS
•Pawn loans outstanding (PLO) up 19% to a record-high of $210.0 million.
•Total revenue increased 21% for the quarter and for the full year, while gross profit1 increased 15% for the quarter and 18% for the full year.
•Merchandise sales gross margin remains within our targeted range at 37% for the quarter and 38% for the full year.
•Net income for the quarter was $7.3 million, an increase of $5.8 million, and $50.2 million for the year, an increase of $41.5 million.
•Diluted earnings per share of $0.11 for the quarter was up from $0.03 and for the year was $0.70 up significantly from $0.15. On an adjusted basis2, diluted earnings per share for the quarter was $0.15, compared to $0.11, and for the year was $0.75, compared to $0.38.
•Return on earning assets (ROEA) remains strong at 155% for the quarter and 167% for the full year.
CEO COMMENTARY AND OUTLOOK

Chief Executive Officer Lachie Given stated, “We continue to execute on our three-year strategic plan and closed the fiscal year with another outstanding quarter. PLO hit a record high driving increases in pawn service charges. Strong sales margins with a relentless focus on optimizing store operating costs translated into a significant increase in earnings for the fourth quarter and full year. Inflation and other economic pressures have had a significant impact on our customers' finances, and we are able to help them by providing a unique and essential service to address their short-term cash needs. In addition, we provide an environmentally friendly retail experience at our neighborhood re-commerce stores for our expanding customer base of environmentally and cost-conscious consumers.

“During the fourth quarter, we opened 16 de novo stores in Latin America bringing the total for 2022 to 28. In the US, we acquired three stores during fiscal 2022 and another nine stores in the Houston, Texas area after the end of the year. The rollout of the EZ+ Rewards program continues to be a success, now yielding 1.9 million members across all geographies.

“We are pleased that our strong cash flow and balance sheet has enabled us to return value to shareholders through share repurchases of $3.0 million as of November 15.

“During the quarter we celebrated a team member appreciation week, created engagement action plans on both the enterprise level and team level, and conducted leadership workshop sessions to improve bench strength. We believe we have the best, most passionate, productive team members and we are focused on recruitment, retention and incentivization. They are responsible for delivering the operating performance that underpins our strong financial results,” concluded Given.

CONSOLIDATED RESULTS

Three Months Ended September 30	As Reported		Adjusted[2]
in millions, except per share amounts	2022	2021	2022	2021

Total revenues	$233.4	$192.4	$233.9	$192.4
Gross profit[1]	$137.6	$119.3	$137.9	$119.3
Income before tax	$13.2	$4.5	$12.9	$9.4
Net income	$7.3	$1.6	$10.6	$6.2
Diluted earnings per share	$0.11	$0.03	$0.15	$0.11
EBITDA (non-GAAP measure)	$24.8	$17.2	$24.6	$18.5

Twelve Months Ended September 30	As Reported		Adjusted[2]
in millions, except per share amounts	2022	2021	2022	2021

Total revenues	$886.2	$729.6	$887.4	$729.6
Gross profit[1]	$528.1	$449.5	$528.7	$449.5
Income before tax	$67.7	$16.1	$71.6	$31.6
Net income	$50.2	$8.6	$54.3	$21.4
Diluted earnings per share	$0.70	$0.15	$0.75	$0.38
EBITDA	$109.0	$66.4	$112.9	$68.2
•Diluted earnings per share were $0.11 for the fourth quarter, up from $0.03. On an adjusted basis, diluted earnings per share were $0.15, up from $0.11. For the full year, diluted earnings per share was $0.70, compared to $0.15. On an adjusted basis, diluted earnings per share for the year were $0.75, compared to $0.38.
•For the fourth quarter, income before taxes improved to $13.2 million from $4.5 million, while adjusted EBITDA increased 33% to $24.6 million. For the full year, income before taxes improved to $67.7 million from $16.1 million and adjusted EBITDA increased 66% to $112.9 million.
•PLO increased 19% to $210.0 million, up $34.1 million. On a same-store basis3, PLO increased 19% to its highest level due to increased loan demand reflecting continuing recovery above pre-COVID levels.
•In the fourth quarter, total revenues increased 21% and gross profit increased 15%, reflecting improved pawn service charge (PSC) revenue and merchandise sales gross profit. Similarly for the full year, total revenues increased 21% and gross profit increased 18%.
•PSC increased 21% in the fourth quarter and 23% for the year as a result of higher average PLO.
•Merchandise sales gross margin remains within our targeted range at 37%, reflecting our commitment to improving the core business by decreasing aged general merchandise (less than 1% of total general merchandise inventory) and focusing on selling inventory in the first 90 days. For the full year, merchandise sales gross profit margin was 38%, compared to 42%.
•Net inventory increased 37%, reflecting a return towards normalized inventory levels. Inventory turnover remained strong at 2.6x for the quarter, down from 2.8x and decreased from 2.9x to 2.8x for the year.
•For the fourth quarter, store expenses increased 8%, primarily due to increased labor in-line with store activity and rent associated with lease renewals. On a same-store basis, store expenses increased 7%. In addition, general and administrative expenses increased 14%, primarily due to asset write-downs associated with IT infrastructure migration and corporate office sublease. For the full year, store expenses increased 8%, primarily due to increased labor in-line with store activity and rent associated with lease renewals. On a same-store basis, store expenses increased 4%. In addition, general and administrative expenses for the year increased 14%, primarily due to asset write-downs associated with IT infrastructure migration and corporate office sublease, litigation accrual, increased labor and software licensing costs.
•Cash and cash equivalents at the end of the quarter was $206.0 million, down 19% year-over-year. The decrease is primarily due to the increase in PLO and inventory, the acquisition of new stores, and strategic investments.

SEGMENT RESULTS
U.S. Pawn
•PLO continued to increase, ending the year at $163.5 million, up 20% and on a same store basis.
•In the fourth quarter, total revenue was up 25% and gross profit increased 18%, reflecting increasing PSC, higher sales and improved merchandise sales gross profit. For the full year, total revenues increased 19% and gross profit increased 16%, reflecting higher average PLO for the year driving higher PSC.
•PSC increased 25% in the fourth quarter and 22% for the year as a result of higher average PLO.
•During the fourth quarter, merchandise sales gross margin decreased to 40% from 43%. For the year, merchandise sales gross profit gross margins decreased 300 bps to 41%, reflecting a focus on improving retailing and lower levels of aged general merchandise inventory (which continues to be less than 1% of total merchandise inventory).
•Net inventory increased 40% reflecting a return towards normalized inventory levels. Inventory turnover decreased to 2.5x from 2.7x in the quarter and decreased to 2.6x from 2.7x for the year.
•In the fourth quarter, store expenses increased 9%, primarily due to increased labor in-line with store activity and rent associated with lease renewals. Similarly for the full year, store expenses increased 5% (4% on a same store basis).
•Segment contribution increased 49% to $31.0 million in the fourth quarter and increased 51% to $129.1 million for the year.
•Segment store count decreased by one store due to the net impact of the acquisition of three stores and consolidation of four stores during the year.
Latin America Pawn
•PLO improved to $46.6 million, up 17% (15% on constant currency basis). On a same store basis, PLO increased 15% (13% on a constant currency basis).
•In the fourth quarter, total revenue was up 13% and on a constant currency basis, while gross profit increased 8% and on a constant currency basis. For the year, total revenues were up 30% and on a constant currency basis, while gross profit increased by 23% and on a constant currency basis.
•PSC increased to $21.5 million, up 8% (9% on a constant currency basis) as a result of higher average PLO. Similarly for the full year, PSC increased 26% and on a constant currency basis.
•Merchandise sales gross margin decreased in the fourth quarter from 34% to 31%, and for the year it decreased 500 bps to 30%, reflecting a return to more normalized margins. Aged general merchandise inventory increased to 1.9% from 0.3% of total merchandise inventory.
•Net inventory increased 28% (26% on a constant currency basis) reflecting a return towards normalized inventory levels. Inventory turnover remains strong at 3.1x, down from 3.3x for the quarter and decreased for the year to 3.5x from 3.7x.
•In the fourth quarter, store expenses increased 5% (6% on a constant currency basis) primarily due to increased labor in-line with store activity. Same-store expenses increased $0.7 million or 3% (5% on a constant currency basis). For the year, store expenses increased 18% (18% on a constant currency basis) primarily due to increased labor in-line with store activity and rent associated with lease renewals and annual inflation adjustments. Same-store expenses increased 5% and on a constant currency basis).
•For the fourth quarter, segment contribution increased to $6.7 million, up 9% (10% on a constant currency basis). For the year, segment contribution was up 39% to $24.1 million (40% increase to $24.2 million on a constant currency basis). On an adjusted basis, segment contribution for the fourth quarter was $6.7 million, flat from prior year, and the increase for the year was 33% to $24.2 million.
•Segment store count increased by 28 de novo stores opened during the year.

FORM 10-K
EZCORP’s Annual Report on Form 10-K for the year ended September 30, 2022 has been filed with the Securities and Exchange Commission. The report is available in the Investor Relations section of the Company’s website at http://investors.ezcorp.com.
CONFERENCE CALL
EZCORP will host a conference call on Thursday, November 17, 2022, at 7:00 am Central Time to discuss Fourth Quarter and Full Year Fiscal 2022 results. Analysts and institutional investors may participate on the conference call by dialing (844) 200-6205, Conference ID: 977401, or internationally by dialing (929) 526-1599. The conference call will be webcast simultaneously to the public through this link: http://investors.ezcorp.com/. A replay of the conference call will be available online at http://investors.ezcorp.com/ shortly after the end of the call.
ABOUT EZCORP
Formed in 1989, EZCORP has grown into a leading provider of pawn transactions in the United States and Latin America. We also sell merchandise, primarily collateral forfeited from pawn lending operations and pre-owned and recycled merchandise purchased from customers. We are dedicated to satisfying the short-term cash needs of consumers who are both cash and credit constrained, focusing on an industry-leading customer experience. EZCORP is traded on NASDAQ under the symbol EZPW and is a member of the S&P 1000 Index and Nasdaq Composite Index.
Follow us on social media:
Facebook EZPAWN Official https://www.facebook.com/EZPAWN/
EZCORP Instagram Official https://www.instagram.com/ezcorp_official/
EZPAWN Instagram Official https://www.instagram.com/ezpawnofficial/
EZCORP Linked In https://www.linkedin.com/company/ezcorp/

FORWARD LOOKING STATEMENTS
This announcement contains certain forward-looking statements regarding the company’s strategy, initiatives and expected performance. These statements are based on the Company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the company's strategy, initiatives and future performance, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates, will, should or may occur in the future, including future financial or operating results, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors, current or future litigation and risks associated with the COVID-19 pandemic. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contact:
Email: Investor_Relations@ezcorp.com
Phone: (512) 314-2220

Note: Percentages are calculated from the underlying numbers in thousands and, as a result, may not agree to the percentages calculated from numbers in millions.
1”We have relabeled "net revenues" to "gross profit" throughout our filings, which we believe will improve comparability across industries and companies. This change is effective for this and future filings.
2”Adjusted” basis, which is a non-GAAP measure, excludes certain items. “Constant currency” basis, which is a non-GAAP measure, excludes the impact of foreign currency exchange rate fluctuations. “Free cash flow,” which is a non-GAAP measure, includes certain adjustments to cash flow from operating activities. For additional information about these calculations, as well as a reconciliation to the most comparable GAAP financial measures, see “Non-GAAP Financial Information” at the end of this release.
3”Same Store” basis, which is a financial measure, includes stores open the entirety of the comparable periods.

EZCORP, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Twelve Months Ended September 30,
(in thousands, except per share amounts)	2022	2021	2022	2021
	(Unaudited)
Revenues:
Merchandise sales	$133,276	$111,982	$532,886	$442,798
Jewelry scrapping sales	12,231	7,518	32,033	26,025
Pawn service charges	87,866	72,840	320,865	260,196
Other revenues, net	34	104	441	532
Total revenues	233,407	192,444	886,225	729,551
Merchandise cost of goods sold	83,858	66,346	329,382	257,218
Jewelry scrapping cost of goods sold	11,949	6,772	28,696	22,848
Gross profit	137,600	119,326	528,147	449,485
Operating expenses:
Store expenses	95,473	88,576	357,417	330,837
General and administrative	17,855	15,625	64,342	56,495
Depreciation and amortization	9,370	7,592	32,140	30,672
(Gain) loss on sale or disposal of assets and other	18	(7)	(674)	83
Other charges	—	(268)	—	229
Total operating expenses	122,716	111,518	453,225	418,316
Operating income	14,884	7,808	74,922	31,169
Interest expense	2,321	5,635	9,972	22,177
Interest income	(68)	(559)	(817)	(2,477)
Equity in net income of unconsolidated affiliates	(322)	(1,394)	(1,779)	(3,803)
Other income	(208)	(401)	(167)	(790)
Income before income taxes	13,161	4,527	67,713	16,062
Income tax expense	5,824	2,974	17,553	7,450
Net income	$7,337	$1,553	$50,160	$8,612

Basic earnings per share	$0.13	$0.03	$0.89	$0.15
Diluted earnings per share	$0.11	$0.03	$0.70	$0.15

Weighted-average basic shares outstanding	56,598	56,057	56,498	55,744
Weighted-average diluted shares outstanding	82,539	56,441	82,400	55,949

EZCORP, Inc.
CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)	September 30, 2022	September 30, 2021

Assets:
Current assets:
Cash and cash equivalents	$206,028	$253,667
Restricted cash	8,341	9,957
Pawn loans	210,009	175,901
Pawn service charges receivable, net	33,476	29,337
Inventory, net	151,615	110,989
Prepaid expenses and other current assets	34,694	31,010
Total current assets	644,163	610,861
Investments in unconsolidated affiliates	37,733	37,724
Other investments	24,220	—
Property and equipment, net	56,725	53,811
Right-of-use asset, net	221,586	200,990
Goodwill	286,828	285,758
Intangible assets, net	56,819	62,104
Notes receivable, net	1,215	1,181
Deferred tax asset, net	12,145	9,746
Other assets	6,444	4,736
Total assets	$1,347,878	$1,266,911

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$84,509	$90,268
Customer layaway deposits	16,023	12,557
Operating lease liabilities, current	52,334	52,263
Total current liabilities	152,866	155,088
Long-term debt, net	312,903	264,186
Deferred tax liability, net	373	3,684
Operating lease liabilities	180,756	161,330
Other long-term liabilities	8,749	10,385
Total liabilities	655,647	594,673
Commitments and Contingencies
Stockholders’ equity:
Class A Non-voting Common Stock, par value $0.01 per share; shares authorized: 100 million; issued and outstanding: 53,454,885 as of September 30, 2022; 53,086,438 as of September 30, 2021; and 53,086,438 as of September 30, 2021	534	530
Class B Voting Common Stock, convertible, par value $0.01 per share; shares authorized: 3 million; issued and outstanding: 2,970,171	30	30
Additional paid-in capital	345,330	403,312
Retained earnings	402,006	326,781
Accumulated other comprehensive loss	(55,669)	(58,415)
Total stockholders' equity	692,231	672,238
Total liabilities and stockholders' equity	$1,347,878	$1,266,911

EZCORP, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended September 30,
(in thousands)	2022	2021

Operating activities:
Net income	$50,160	$8,612
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	32,140	30,672
Amortization of debt discount and deferred financing costs	1,433	13,797
Amortization of lease right-of-use asset	52,201	48,480
Deferred income taxes	4,945	3,283
Other adjustments	2,511	(185)
Provision for inventory reserve	(2,253)	(8,003)
Stock compensation expense	5,053	3,946
Equity in net income of unconsolidated affiliates	(1,779)	(3,803)
Changes in operating assets and liabilities:
Service charges and fees receivable	(4,572)	(7,332)
Inventory	(15,341)	371
Prepaid expenses, other current assets and other assets	3,238	7,373
Accounts payable, accrued expenses and other liabilities	(65,141)	(54,209)
Customer layaway deposits	3,359	1,256
Income taxes	(2,785)	2,180
Dividends from unconsolidated affiliates	3,366
Net cash provided by operating activities	66,535	46,438
Investing activities:
Loans made	(740,057)	(601,638)
Loans repaid	410,523	351,092
Recovery of pawn loan principal through sale of forfeited collateral	274,423	208,551
Capital expenditures, net	(31,895)	(23,601)
Acquisitions, net of cash acquired	(1,850)	(19,015)
Issuance of note receivable	(1,000)	—
Investment in unconsolidated affiliates	(6,927)	—
Investment in other investments	(16,500)	—
Net cash used in investing activities	(113,283)	(84,611)
Financing activities:
Taxes paid related to net share settlement of equity awards	(792)	(839)
Payments on assumed debt and other borrowings	—	(15,414)
Repurchase of common stock	(2,040)	—
Net cash used in financing activities	(2,832)	(16,253)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	325	5,497
Net decrease in cash, cash equivalents and restricted cash	(49,255)	(48,929)
Cash, cash equivalents and restricted cash at beginning of period	263,624	312,553
Cash, cash equivalents and restricted cash at end of period	$214,369	$263,624

EZCORP, Inc.
OPERATING SEGMENT RESULTS

	Three Months Ended September 30, 2022 (Unaudited)
(in thousands)	U.S. Pawn	Latin America Pawn	Other Investments	Total Segments	Corporate Items	Consolidated

Revenues:
Merchandise sales	$95,811	$37,465	$—	$133,276	$—	$133,276
Jewelry scrapping sales	11,875	356	—	12,231	—	12,231
Pawn service charges	66,331	21,535	—	87,866	—	87,866
Other revenues	16	—	18	34	—	34
Total revenues	174,033	59,356	18	233,407	—	233,407
Merchandise cost of goods sold	57,911	25,947	—	83,858	—	83,858
Jewelry scrapping cost of goods sold	11,476	473	—	11,949	—	11,949
Other cost of revenues	—	—	—	—	—	—
Gross profit	104,646	32,936	18	137,600	—	137,600
Store expenses	70,897	24,576	—	95,473	—	95,473
General and administrative	—	—	—	—	17,855	17,855
Depreciation and amortization	2,685	2,055	—	4,740	4,630	9,370
Gain on sale or disposal of assets and other	51	(33)	—	18	—	18
Interest expense	—	—	—	—	2,321	2,321
Interest income	(1)	(189)	—	(190)	122	(68)
Equity in net income of unconsolidated affiliates	—	—	(322)	(322)	—	(322)
Other (income) expense	—	(185)	37	(148)	(60)	(208)
Segment contribution	$31,014	$6,712	$303	$38,029
Income (loss) before income taxes				$38,029	$(24,868)	$13,161

	Three Months Ended September 30, 2021 (Unaudited)
(in thousands)	U.S. Pawn	Latin America Pawn	Other Investments	Total Segments	Corporate Items	Consolidated

Revenues:
Merchandise sales	$80,950	$31,032	$—	$111,982	$—	$111,982
Jewelry scrapping sales	5,767	1,751	—	7,518	—	7,518
Pawn service charges	52,885	19,955	—	72,840	—	72,840
Other revenues	22	—	82	104	—	104
Total revenues	139,624	52,738	82	192,444	—	192,444
Merchandise cost of goods sold	45,858	20,488	—	66,346	—	66,346
Jewelry scrapping cost of goods sold	5,130	1,642	—	6,772	—	6,772
Gross profit	88,636	30,608	82	119,326	—	119,326
Segment and corporate expenses (income):
Store expenses	65,088	23,488	—	88,576	—	88,576
General and administrative	—	—	—	—	15,625	15,625
Depreciation and amortization	2,678	1,912	—	4,590	3,002	7,592
Gain on sale of disposal of assets and other	—	(6)	—	(6)	(1)	(7)
Other Charges	—	(268)	—	(268)	—	(268)
Interest expense	—	—	—	—	5,635	5,635
Interest income	—	(197)	—	(197)	(362)	(559)
Equity in net income of unconsolidated affiliates	—	—	(1,394)	(1,394)	—	(1,394)
Other (income) expense	—	(465)	10	(455)	54	(401)
Segment contribution	$20,870	$6,144	$1,466	$28,480
Income (loss) before income taxes				$28,480	$(23,953)	$4,527

	Twelve Months Ended September 30, 2022
(in thousands)	U.S. Pawn	Latin America Pawn	Other Investments	Total Segments	Corporate Items	Consolidated

Revenues:
Merchandise sales	$391,958	$140,928	$—	$532,886	$—	$532,886
Jewelry scrapping sales	25,739	6,294	—	32,033	—	32,033
Pawn service charges	240,982	79,883	—	320,865	—	320,865
Other revenues	83	247	111	441	—	441
Total revenues	658,762	227,352	111	886,225	—	886,225
Merchandise cost of goods sold	230,241	99,141	—	329,382	—	329,382
Jewelry scrapping cost of goods sold	22,755	5,941	—	28,696	—	28,696
Gross profit	405,766	122,270	111	528,147	—	528,147
Segment and corporate expenses (income):
Store expenses	266,114	91,303	—	357,417	—	357,417
General and administrative	—	—	—	—	64,342	64,342
Depreciation and amortization	10,552	7,913	—	18,465	13,675	32,140
Gain on sale or disposal of assets and other	51	(37)	—	14	(688)	(674)
Interest expense	—	—	—	—	9,972	9,972
Interest income	(2)	(815)	—	(817)	—	(817)
Equity in net income of unconsolidated affiliates	—	—	(1,779)	(1,779)	—	(1,779)
Other expense (income)	—	(148)	52	(96)	(71)	(167)
Segment contribution	$129,051	$24,054	$1,838	$154,943
Income (loss) before income taxes				$154,943	$(87,230)	$67,713

	Twelve Months Ended September 30, 2021
(in thousands)	U.S. Pawn	Latin America Pawn	Other Investments	Total Segments	Corporate Items	Consolidated

Revenues:
Merchandise sales	$341,495	$101,303	$—	$442,798	$—	$442,798
Jewelry scrapping sales	15,260	10,765	—	26,025	—	26,025
Pawn service charges	196,721	63,475	—	260,196	—	260,196
Other revenues	105	7	420	532	—	532
Total revenues	553,581	175,550	420	729,551	—	729,551
Merchandise cost of goods sold	191,039	66,179	—	257,218	—	257,218
Jewelry scrapping cost of goods sold	13,001	9,847	—	22,848	—	22,848
Gross profit	349,541	99,524	420	449,485	—	449,485
Segment and corporate expenses (income):
Store expenses	253,344	77,493	—	330,837	—	330,837
General and administrative	—	—	—	—	56,495	56,495
Depreciation and amortization	10,650	7,371	—	18,021	12,651	30,672
Loss on sale or disposal of assets and other	27	(6)	—	21	62	83
Other Charges	—	229	—	229	—	229
Interest expense	—	—	—	—	22,177	22,177
Interest income	—	(2,016)	—	(2,016)	(461)	(2,477)
Equity in net income of unconsolidated affiliates	—	—	(3,803)	(3,803)	—	(3,803)
Other (income) expense	—	(840)	(173)	(1,013)	223	(790)
Segment contribution	$85,520	$17,293	$4,396	$107,209
Income (loss) before income taxes				$107,209	$(91,147)	$16,062

EZCORP, Inc.
STORE COUNT ACTIVITY
(Unaudited)

	Three Months Ended September 30, 2022
	U.S. Pawn	Latin America Pawn	Consolidated

As of June 30, 2022	519	644	1,163
New locations opened	—	16	16
Locations acquired	—	—	—
Locations sold, combined or closed	(4)	—	(4)
As of September 30, 2022	515	660	1,175

	Three Months Ended September 30, 2021
	U.S. Pawn	Latin America Pawn	Consolidated

As of June 30, 2021	516	627	1,143
New locations opened	—	5	5
Locations acquired	—	—	—
Locations sold, combined or closed	—	—	—
As of September 30, 2021	516	632	1,148

	Twelve Months Ended September 30, 2022
	U.S. Pawn	Latin America Pawn	Consolidated

As of September 30, 2021	516	632	1,148
New locations opened	—	28	28
Locations acquired	3	—	3
Locations sold, combined or closed	(4)	—	(4)
As of September 30, 2022	515	660	1,175

	Twelve Months Ended September 30, 2021
	U.S. Pawn	Latin America Pawn	Consolidated

As of September 30, 2020	505	500	1,005
New locations opened	—	15	15
Locations acquired	11	128	139
Locations sold, combined or closed	—	(11)	(11)
As of September 30, 2021	516	632	1,148

Non-GAAP Financial Information (Unaudited)
In addition to the financial information prepared in conformity with accounting principles generally accepted in the United States ("GAAP"), we provide certain other non-GAAP financial information on a constant currency ("constant currency") and adjusted basis. We use constant currency results to evaluate our Latin America Pawn operations, which are denominated primarily in Mexican pesos, Guatemalan quetzales and other Latin American currencies. We believe that presentation of constant currency and adjusted results is meaningful and useful in understanding the activities and business metrics of our operations and reflect an additional way of viewing aspects of our business that, when viewed with GAAP results, provide a more complete understanding of factors and trends affecting our business. We provide non-GAAP financial information for informational purposes and to enhance understanding of our GAAP consolidated financial statements. We use this non-GAAP financial information primarily to evaluate and compare operating results across accounting periods.
Readers should consider the information in addition to, but not instead of or superior to, our financial statements prepared in accordance with GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
Constant currency results reported herein are calculated by translating consolidated balance sheet and consolidated statement of operations items denominated in local currency to U.S. dollars using the exchange rate from the prior-year comparable period, as opposed to the current period, in order to exclude the effects of foreign currency rate fluctuations. We used the end-of-period rate for balance sheet items and the average closing daily exchange rate on a monthly basis during the appropriate period for statement of operations items. The end-of-period and approximate average exchange rates for each applicable currency as compared to U.S. dollars as of and for the three and twelve months ended September 30, 2022 and 2021 were as follows:

	September 30,		Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021	2022	2021

Mexican peso	20.1	20.5	20.2	20.0	20.4	20.2
Guatemalan quetzal	7.6	7.6	7.6	7.6	7.5	7.6
Honduran lempira	24.1	23.9	24.2	23.5	24.1	23.8
Peruvian sol	3.9	4.1	3.8	4.0	3.8	3.7
Our statement of operations constant currency results reflect the monthly exchange rate fluctuations and so are not directly calculable from the above rates. Constant currency results, where presented, also exclude the foreign currency gain or loss.
Miscellaneous Non-GAAP Financial Measures

	Three Months Ended September 30,		Twelve Months Ended September 30,
(in millions)	2022	2021	2022	2021

Net income	$7.3	$1.6	$50.2	$8.6
Interest expense	2.3	5.6	10.0	22.2
Interest income	(0.1)	(0.6)	(0.8)	(2.5)
Income tax expense	5.8	3.0	17.6	7.5
Depreciation and amortization	9.4	7.6	32.1	30.7
EBITDA	$24.8	$17.2	$109.0	$66.5

	Total Revenues	Gross Profit	Income Before Tax	Tax Effect	Net Income	Diluted EPS	EBITDA

2022 Q4 Reported	$233.4	$137.6	$13.2	$5.9	$7.3	$0.11	$24.8
Tax impact	—	—	—	(3.5)	3.5	0.04	—
Constant currency impact	0.5	0.3	(0.3)	(0.1)	(0.2)	—	(0.2)
2022 Q4 Adjusted	$233.9	$137.9	$12.9	$2.3	$10.6	$0.15	$24.6

	Total Revenues	Gross Profit	Income Before Tax	Tax Effect	Net Income	Diluted EPS	EBITDA

2022 Full Year Reported	$886.2	$528.1	$67.7	$17.5	$50.2	$0.70	$109.0
Litigation Accrual	—	—	2.0	0.5	1.5	0.02	2.0
CCV Adjustment for Impairment	—	—	2.1	0.5	1.6	0.02	2.1
Tax Impact	—	—	—	(1.3)	0.4	—	—
Constant Currency and other impact	1.2	0.6	(0.2)	—	0.6	0.01	(0.2)
2022 Full Year Adjusted	$887.4	$528.7	$71.6	$17.3	$54.3	$0.75	$112.9

	Total Revenues	Gross Profit	Income Before Tax	Tax Effect	Net Income	Diluted EPS	EBITDA

2021 Q4 Reported	$192.4	$119.3	$4.5	$2.9	$1.6	$0.03	$17.2
Acquisition expenses	—	—	1.6	0.1	1.5	0.03	1.6
Peru Reserve	—	—	(0.3)	—	(0.3)	—	(0.3)
Non cash Interest	—	—	3.6	0.2	3.4	0.06	—
2021 Q4 Adjusted	$192.4	$119.3	$9.4	$3.2	$6.2	$0.11	$18.5

	Total Revenues	Gross Profit	Income Before Tax	Tax Effect	Net Income	Diluted EPS	EBITDA

2021 Full Year Reported	$729.6	$449.5	$16.1	$7.5	$8.6	$0.15	$66.4
Acquisition expenses	—	—	1.9	0.5	1.4	0.02	2.0
Peru Reserve	—	—	0.2	0.1	0.1	—	0.2
FY20 Contract write-off over-accrual	—	—	(0.4)	(0.1)	(0.3)	(0.01)	(0.4)
Non cash net interest	—	—	13.8	2.3	11.6	0.21	—
2021 Full Year Adjusted	$729.6	$449.5	$31.6	$10.3	$21.4	$0.38	$68.2

	Three Months Ended September 30, 2022		Twelve Months Ended September 30, 2022
(in millions)	U.S. Dollar Amount	Percentage Change YOY	U.S. Dollar Amount	Percentage Change YOY

Consolidated revenue	$233.4	21%	$886.2	21%
Currency exchange rate fluctuations	0.5		1.2
Constant currency consolidated revenue	$233.9	22%	$887.4	22%

Consolidated gross profit	$137.6	15%	$528.1	18%
Currency exchange rate fluctuations	0.3		0.6
Constant currency consolidated gross profit	$137.9	16%	$528.7	18%

Consolidated net inventory	$151.6	37%	$151.6	37%
Currency exchange rate fluctuations	(0.5)		(0.5)
Constant currency consolidated net inventory	$151.1	36%	$151.1	36%

Latin America Pawn gross profit	$32.9	8%	$122.3	23%
Currency exchange rate fluctuations	0.3		0.6
Constant currency Latin America Pawn gross profit	$33.2	8%	$122.9	23%

Latin America Pawn PLO	$46.6	17%	$46.6	17%
Currency exchange rate fluctuations	(0.6)		(0.6)
Constant currency Latin America Pawn PLO	$46.0	15%	$46.0	15%

Latin America Pawn PSC revenues	$21.5	8%	$79.9	26%
Currency exchange rate fluctuations	0.2		0.3
Constant currency Latin America Pawn PSC revenues	$21.7	9%	$80.2	26%

Latin America Pawn merchandise sales	$37.5	21%	$140.9	39%
Currency exchange rate fluctuations	0.3		0.9
Constant currency Latin America Pawn merchandise sales	$37.8	22%	$141.8	40%

Latin America Pawn segment profit before tax	$6.7	9%	$24.1	39%
Currency exchange rate fluctuations	—		0.1
Constant currency Latin America Pawn segment profit before tax	$6.7	10%	$24.2	39%